EXHIBIT 99.1

To Our Shareholders:

I am pleased to announce that Southern Michigan Bancorp, Inc. reported net income of $887,000, or $0.38 per share, for the third quarter of 2011. Our results for the period represent an increase of 2 percent over the net income of $870,000, or $0.38 per share, reported for the third quarter of 2010. Through the first nine months of 2011, Southern earned $2,397,000, or $1.03 per share, resulting in an annualized return on average assets of 0.64 percent and a return on average equity of 6.46 percent.

Improvements in asset quality enabled us to reduce our provision for loan losses to $375,000 for the third quarter of 2011, compared with $425,000 in provision expense for the same period one year ago. Net loan charge-offs totaled $379,000 during the third quarter compared with $423,000 for the third quarter 2010. With a reserve for loan losses as of September 30, 2011 of $5,398,000, or 1.72 percent of gross loans, we are well positioned to respond to changes in local business and economic conditions. Equally important, loan delinquencies as a percentage of total loans at September 30, 2011 declined by 26 basis points to 2.27 percent compared with 2.53 percent a year ago.

Although unemployment remains at unacceptably high levels in all of our markets, growth in our commercial and retail banking lines of business may be signs of modest improvement in local economic conditions. Commercial loan totals during the third quarter of 2011 increased by $8 million. Gross loans exceeded $313 million as of September 30, 2011. In addition, growth in residential mortgage lending resulted in an increase in fees generated through loan sales to $831,000 from $684,000 for the same period a year ago.

Total deposits grew substantially during the third quarter of 2011 to $429.3 million, an increase of more than 8 percent over second quarter levels of $397.1 million. Total assets as of September 30, 2011 stood at $515.4 million, a year-to-date increase of 4.4 percent over December 31, 2010 levels of $493.9 million.

Our relentless focus on becoming more efficient without sacrificing customer service enabled us to reduce operating expenses for the first three quarters of 2011 by $190,000 as compared to the same period in 2010. The improvements in both asset quality and operating efficiencies offset declines in net interest income and non-interest income compared with third quarter 2010 results.

The uncertainties created by a sluggish economy and a burdensome regulatory environment make planning for the Bank all the more challenging. However, our directors and management team remain committed to the core strategies that have served Southern well since the onset of the economic crisis more than three years ago. They include:

•	Personalizing our service as much as possible to differentiate Southern from its much larger regional bank competitors;
•	Serving business and individual borrowers in our communities while maintaining prudent underwriting and competitive pricing standards; and
•	Providing solid operating results on a relative basis while preserving our financial strength and stability.

Southern is prepared to meet future financial and non-financial challenges that will affect our products, services and competition. We are well positioned to grow within our existing markets, and to take advantage of growth opportunities in new markets as they present themselves. Your continued support is appreciated.

Sincerely,

/s/ John H. Castle

John H. Castle
Chairman and Chief Executive Officer